EXHIBIT 10.96
                        CONFIDENTIAL TREATMENT REQUESTED

                       DEVELOPMENT & SUB-LICENSE AGREEMENT
                                    VERAPAMIL



This DEVELOPMENT AND SUB-LICENSE AGREEMENT (this "Agreement"), effective from the date last written hereunder, is entered into between GENTA JAGO TECHNOLOGIES B.V., a Dutch company, having a place of business at Grundstrasse 12, 6343 Rotkreuz, Switzerland (hereinafter referred to as "GENTA JAGO"), and KRYPTON LTD., a Gibraltar limited company, having a place of business at East Wing, Second Level, Hadfield House, Library Street, Gibraltar (hereinafter referred to as "KRYPTON")


                                   WITNESSTH:


WHEREAS, GENTA JAGO has expertise in the development of controlled-release formulations for pharmaceutical agents and in particular has exclusive rights to proprietary know-how and technology generally known and commercialized under the registered trademark GEOMATRIX(R) and as described and embodied in the Patents (as defined below) with respect to a * and

WHEREAS, KRYPTON is a company which markets pharmaceutical products and is interested in developing Prototype Formulations (as defined below) for the Final Product (as defined below) and in seeking the approval of Regulatory Authorities (as defined below) to manufacture, or have manufactured and market the Final Product in the Territory (as defined below); and

WHEREAS, GENTA JAGO is prepared to conduct or have conducted certain studies and the development of the Prototype Formulations and Final Product; and

WHEREAS, GENTA JAGO is prepared to grant to KRYPTON under the terms and conditions set forth hereafter a sub-license under the Patents, GEOMATRIX(R) Technology and Know-How (as defined below) to conduct studies relating to the Prototype Formulations and, upon receipt of approval by the Regulatory Authority (as defined below), to manufacture or have manufactured, market and sell the Final Product in the Territory.


NOW, THEREFORE, for and in consideration of the premises, mutual covenants and agreements contained herein and intending to be legally bound hereby, the Parties hereby agree as follows:


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*     Confidential   treatment   requested.   The  redacted  material  has  been
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                                    ARTICLE 1
                                   DEFINITIONS

For purposes of this Agreement, the terms defined in this Article 1 shall have the following meanings:

1.1      "Active Ingredient" shall mean Verapamil.

1.2 "Affiliate" shall mean, with respect to either Party hereto, any corporation, partnership or other entity controlled by, controlling or under common control with, such Party, with "control" meaning direct or indirect beneficial ownership of more than 50% of the voting power of, or more than 50% of ownership interest in, such corporation, partnership or other entity.

1.3 "ANDA" shall mean any Abbreviated New Drug Application filed with the FDA, by or for KRYPTON requesting authorization to manufacture, have manufactured or sell the Final Product in the United States of America, or any equivalent application to a Regulatory Authority in any other country of the Territory.

1.4 "Bioequivalent Product" shall mean a drug product meeting the bioequivalence requirements imposed by the FDA for in vitro and/or in vivo testing as set forth in the regulations of the FDA at 21 C.F.R. ss.320 ("AB Equivalent Rating"), as they may be amended from time to time.

1.5 "Competitive Product" shall mean any product other than the Final Product or the Originator which is a Bioequivalent Product of the Originator and is marketed and sold in the Territory on a country-to-country basis.

1.6 "FDA" shall mean the U.S. Federal Food and Drug Administration and any successor agency thereof.

1.7 "Final Product" shall mean the pharmaceutical orally-administered controlled-release formulation(s) containing the Active Ingredient, presented as a compressed tablet developed pursuant to this Agreement, based on the GEOMATRIX(R) Technology and being a Bioequivalent Product of the Originator, of a Competitive Product or of any other product containing the Active Ingredient.

1.8 "GEOMATRIX(R) Technology" shall mean the oral controlled-release drug delivery and related technology licensed to GENTA JAGO by the Licensor which utilizes a hydrophilic drug-containing matrix tablet which controls the release of the drug through the use of one or more barrier layers.

1.9 "Gross Margin" shall mean, with respect to any Final Product, Net Sales less only the direct cost of such Final Product sold, i.e. (a) raw material cost, (b) direct labor cost, (c) reasonably directly allocatable overhead cost (e.g. energy cost), (d) packaging and labeling cost, and (e) other costs directly associated with the manufacturing of such Final Product


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         (e.g.  quality  control).  No  other  deductions  from  Net  Sales  are permissible for the calculation of Gross Margin, including without limitation, sales, marketing and distribution costs. Alternatively, in the event that KRYPTON sub-contracts the manufacturing of any Final Product to a third party, then "Gross Margin" with respect to such Final Product shall mean Net Sales less only the manufacturing costs as invoiced by such manufacturing third party sub-contractor and actually paid by KRYPTON.

1.10 "Know-How" shall mean all information and data, which are not generally known including, but not limited to, patent claims and related information not yet disclosed to the public, formulae, procedures, protocols, techniques and results of experimentation and testing, which
         (a) relate to the GEOMATRIX(R)Technology, any Prototype Formulation or any Final Product, or (b) are necessary or useful to develop, make or use any Prototype Formulation, or (c) are necessary or useful to develop, seek regulatory approval, make, use or sell any Final Product, all to the extent presently or during the term of this Agreement licensed or otherwise available to and at the free disposition of GENTA JAGO.

1.11 "License Agreements" shall mean the license agreements entered into by and between GENTA JAGO and the Licensor, under which the Licensor granted GENTA JAGO the rights in the Patents, the Know-How and the GEOMATRIX(R) Technology, which are the subject matter of the sub-license referred to in Article 11. below.

1.12 "Licensor" shall mean Jagotec AG, a Swiss corporation, having its place of business at Seestrasse 91, CH-6052 Hergiswil, Switzerland.

1.13 "Net Sales" shall mean, with respect to any Final Product, the invoiced sales price of such Final Product in finished package form invoiced by KRYPTON and/or its Affiliates to any independent customer other than KRYPTON's Affiliates, less (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such independent customers for spoiled, damaged, out-dated, rejected or returned Final Product; (b) actual freight and insurance costs incurred and paid by KRYPTON and/or its Affiliates in transporting such Final Product in final form to such customers; (c) customary cash, quantity and trade discounts and other price reduction programs; (d) sales, use, value-added and other direct taxes (but excluding any income tax) actually incurred and paid by KRYPTON and/or its Affiliates; and (e) customs duties, surcharges and other governmental charges incurred by KRYPTON and/or its Affiliates in connection with the exportation or importation of such Final Product in final form.

1.14 "Originator" shall mean * actually marketed in the United States by * or any other pharmaceutical products containing the Active Ingredient and being marketed in the Territory

1.15 "Patents" shall mean all patents and patent applications heretofore or hereafter filed or having presently or in the future legal force in any country of the Territory, licensed by the Licensor to GENTA JAGO which claim the GEOMATRIX(R) Technology or the process to manufacture Prototype Formulations and/or Final Product by use of, or the use


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         of,  the  GEOMATRIX(R)  Technology,  including  but not  limited to the patents and patent applications listed in APPENDIX A hereto, together with all patents that in the future issue therefrom in any country of
         the  Territory,   including  utility,  model  and  design  patents  and
         certificates  of  invention,   and  all   divisionals,   continuations,
         continuations-in-part, reissues, renewals, extensions, substitutions, confirmations or additions to any such patents and patent applications, all to the extent presently or during the term of this Agreement licensed or otherwise available to and at the free disposition of GENTA JAGO.

1.16 "Prototype Formulations" shall mean the oral delivery system for the Active Ingredient based on the GEOMATRIX(R) Technology that reasonably meet the Specifications.

1.17 "Regulatory Authority" shall mean the FDA or any equivalent competent regulatory authority in any other countries of the Territory.

1.18 "Specifications" shall mean the Products specifications set forth in Appendix B attached hereto.

1.19     "Territory" shall mean *.


                                    ARTICLE 2
                              DEVELOPMENT PREAMBLE

2.1 At the date of execution of this Agreement, GENTA JAGO has performed certain preliminary development efforts for the Prototype Formulation. This development is hereby incorporated in this Agreement.

2.2 GENTA JAGO undertakes to conduct the development of the Prototype Formulation(s) and the Final Product in an efficient and professional manner. KRYPTON shall actively support GENTA JAGO regarding the development and studies to be executed by GENTA JAGO as may be reasonably required by GENTA JAGO from time to time. In particular, KRYPTON shall provide information reasonably requested by GENTA JAGO relating to the Originator and to the Active Ingredient for the purposes of carrying out this development, including, but not limited to, physico-chemical characteristics, safe-handling instructions, in-vitro analytical methods, degradation products and standards and analytical methods therefore. Additionally, KRYPTON shall provide to GENTA JAGO requested data and adequate quantities of samples of the Originator for the purposes of conducting the Feasibility Study.
         KRYPTON,   however,  shall  not  be  required  to  provide  information regarding the Originator which is not in the public domain, unless KRYPTON is duly authorized to possess and disclose such non-public information. Any costs and expenses incurred by KRYPTON in connection with such support shall be borne by KRYPTON.

2.3 Due to the nature and complexity of the development and the respective studies as set forth in this Agreement, the Parties recognize and acknowledge that problems and delays may occur which render the time limits  set  forth  in this  Agreement  and/or  the  time-frame  of the development as mutually agreed upon difficult or impossible to accomplish. The


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         Parties agree that they shall immediately  inform each other in writing in the event that significant problems or delays are encountered or envisaged during the course of the development and shall discuss such problems and delays in order to agree on a mutually acceptable revision of the time limits set in this Agreement and/or the time-frame as previously mutually agreed upon.

2.4 Together with the notice from KRYPTON referred to in Section 3.1 below, KRYPTON, or its designated supplier, shall supply GENTA JAGO on a free-of-charge basis with sufficient quantities of Active Ingredient to perform the development program intended hereunder. Such supplies shall be accompanied with respective certificates of analysis and conformity. GENTA JAGO shall use all Active Ingredient supplied to it by KRYPTON hereunder solely and exclusively in connection with the development program as mutually agreed upon.

         Alternatively, KRYPTON may request that GENTA JAGO obtain a supply of Active Ingredient from a reputable source having the necessary regulatory clearances in place to allow future marketing of the Final Product in the Territory. Should KRYPTON so require and GENTA JAGO so agree, the chosen supplier's facilities, processes and procedures shall be audited by GENTA JAGO, or a third party mutually acceptable to KRYPTON and GENTA JAGO, in order to ensure compliance with the appropriate regulatory requirements. KRYPTON shall * of GENTA JAGO incurred in carrying out, or having carried out such audit. GENTA JAGO shall provide KRYPTON with a copy of the audit report within thirty
         (30) days as of the completion of the audit.

2.5 In the event that the Parties mutually agree that GENTA JAGO becomes responsible for the supply of Active Ingredient, KRYPTON shall * GENTA JAGO for any and all shipping and transportation costs, import duties, taxes or other costs incurred by GENTA JAGO in connection with such supply of Active Ingredient upon receipt of GENTA JAGO's respective invoices.


                                    ARTICLE 3
                                FEASIBILITY STUDY

3.1 KRYPTON shall initiate the development program contemplated hereunder as soon as technically feasible and within the time limits set forth in the mutually accepted development program by giving written notice to that effect to GENTA JAGO. Not later than two (2) months after receipt of (i) such notice, (ii) a * and (iii) the Active Ingredient, GENTA JAGO shall commence the feasibility study under this Article 3. and shall use its commercially reasonable efforts to develop the Prototype Formulations. Up to three (3) of the developed Prototype Formulations shall be chosen by mutual agreement by the Parties for further study and development.


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         The Parties  recognize  that the  Specifications  mutually  agreed uopn eventually will need to be updated with more detailed specifications for the Final Product in the course of the development, and in such case the Parties agree to mutually agree on any reasonable amendment of the Specifications.

3.2 The development of the Prototype Formulations shall include, but not necessarily be limited to, the following elements:

         (a)      Development  and   establishment  of  analytical   methodology
                  specific   to   the   characterization   of   such   Prototype
                  Formulations;

         (b)      Qualitative   and   quantitative   characterization   of  such
                  Prototype Formulation;

         (c)      In-vitro  release profile  characterization  of such Prototype
                  Formulations   and  the   Originator   by  using   appropriate
                  methodology mutually agreed to by the Parties;

         (d) Elaboration of pre-scale up procedures and the production of samples (2000 units +/- 10%) of the chosen Prototype Formulations for evaluation by KRYPTON, and for use in the Pilot Pharmacokinetic Study under Article 4. below; and

         (e) Accelerated stability testing of Prototype Formulations to provide *.

3.3 GENTA JAGO will ensure the use of generally accepted standards of Good Laboratory and Manufacturing Practices during the performance of the feasibility study.

3.4 Within thirty (30) days of the completion of the feasibility study, GENTA JAGO shall supply KRYPTON with a report (the "Feasibility Study Report") reasonably detailing the development of the Prototype Formulation(s) and containing one (1) month accelerated stability data only. A supplement to the Feasibility Study Report containing the
         * accelerated stability data will be forwarded sixty (60) days later.

3.5 Prior to the commencement of the Feasibility Study GENTA JAGO shall submit to KRYPTON * for the entire Feasibility Study which * shall be reasonably acceptable to KRYPTON. KRYPTON shall reimburse GENTA JAGO's *, reasonably incurred by GENTA JAGO during the Feasibility Study, including but not limited to costs, expenses and fees paid to Jago Pharma and third party contractors, by the payment of non-refundable development fees. Such development costs shall be refunded by KRYPTON to GENTA JAGO at the end of each quarter upon receipt by KRYPTON of an invoice from GENTA JAGO or Jago Pharma AG.

3.6 In the event that the results of the feasibility study conclusively demonstrate that no Prototype Formulation has been developed which reasonably meets the Specifications to the good faith mutual satisfaction of KRYPTON and GENTA JAGO, the Parties agree to enter into good faith negotiations in order to determine an appropriate course of action,


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         including,  but not limited to, that the Parties may mutually  agree to abandon the development program under this Agreement, and terminate this Agreement with immediate effect.

                                    ARTICLE 4
                           PILOT PHARMACOKINETIC STUDY

4.1 Included as part of the feasibility study described in Article 3. above, KRYPTON shall, at its own responsibility and its own cost, sub-contract under confidentiality commitments comparable in all material respects to the provisions set forth herein between GENTA JAGO and KRYPTON to an external qualified clinical research organization (hereinafter "CRO") to perform a pilot pharmacokinetic study pursuant to this Article 4.

4.2 The Pilot Pharmacokinetic Study shall consist of commercially reasonable and appropriately designed * of the Prototype Formulations and the Originator. KRYPTON shall reasonably consult with GENTA JAGO in the design of the Pilot Pharmacokinetic Study and shall review the final protocol with GENTA JAGO prior to initiating work with the selected sub-contractor. The Pilot Pharmacokinetic Study shall be conducted in accordance with generally accepted standards of Good Clinical Practice and in compliance with Ethical Committee requirements or equivalent requirements, where applicable.

4.3 Prior to the commencement of the Pilot Pharmacokinetic Study GENTA JAGO shall submit to KRYPTON * for the entire Pilot Pharmacokinetic Study which * shall be reasonably acceptable to KRYPTON. KRYPTON shall reimburse GENTA JAGO's *, reasonably incurred by GENTA JAGO during the Pilot Pharmacokinetic Study, including but not limited to costs, expenses and fees paid to Jago Pharma and third party contractors, by the payment of non-refundable development fees. Such development costs shall be refunded by KRYPTON to GENTA JAGO * upon receipt by KRYPTON of an invoice from GENTA JAGO or Jago Pharma AG.

4.4 KRYPTON shall provide GENTA JAGO with a copy of the report (hereinafter referred to as the "Pilot Pharmacokinetic Study Report") reasonably detailing the results of the Pilot Pharmacokinetic Study within six (6) weeks as of the study's completion and presentation of the preliminary data for GENTA JAGO's file.

4.5 GENTA JAGO shall have no liability or responsibility whatsoever with respect to such Pilot Pharmacokinetic Study, including without limitation the availability or quality of the results and data from such Pilot Pharmacokinetic Study to be carried out by KRYPTON and the CRO.

4.6 In the event that the results of the Pilot Pharmacokinetic Study conclusively demonstrate that it is not fully demonstrated to the good faith mutual satisfaction of KRYPTON and GENTA JAGO that at least one of the Prototype Formulations reasonably meet the


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         respective  Specifications,  the Parties may mutually  agree to abandon the development program and terminate this Agreement with respect to such Prototype Formulation.

                                    ARTICLE 5
                             PRE-SCALE-UP ACTIVITIES

5.1 Upon completion of the Pilot Pharmacokinetic Study, KRYPTON may, at its option, request and charge GENTA JAGO to carry out the pre-scale-up activities as described in this Article 5. (hereinafter referred to as the "Pre-Scale-Up Activities"). KRYPTON shall, within thirty (30) days as from the date of the Pilot Pharmacokinetic Study Report notify in writing GENTA JAGO of its decision whether to proceed with and to have GENTA JAGO perform the Pre-Scale-Up Activities.

5.2 Prior to the commencement of the Pre-Scale-Up Activities GENTA JAGO shall submit to KRYPTON * for the entire Pre-Scale-Up Activities which
         * shall be reasonably acceptable to KRYPTON. KRYPTON shall reimburse GENTA JAGO's *, reasonably incurred by GENTA JAGO during the Pre-Scale Up activity, including but not limited to costs, expenses and fees paid to Jago Pharma and third party contractors, by the payment of non-refundable development fees. Such pre scale up costs shall be refunded by KRYPTON to GENTA JAGO * upon receipt by KRYPTON of an invoice from GENTA JAGO or Jago Pharma AG.

5.3 The Pre-Scale-Up Activities to be performed by GENTA JAGO shall comprise all reasonable activities necessary to allow the technology transfer to, and subsequent scale-up at, the mutually established manufacturing site, including, but not limited to, final optimization of the Prototype Formulation (where necessary), development and validation of the scale-up manufacturing procedure and analytical validation. Such Pre-Scale-Up Activities shall be completed within the time period mutually agreed upon by the Parties in Appendix D hereto, calculated as from the date of receipt of the KRYPTON's notice by GENTA JAGO pursuant to Section 5.1 above.

5.4 In the event that additional clinical testing, including without limitation, confirming pharmacokinetic studies, is reasonably required or deemed necessary beyond the program envisaged in this Agreement in order to satisfy the FDA requirements for an NDA or ANDA approval of the Product, KRYPTON and GENTA JAGO shall meet to discuss in good faith the appropriate course of action to be followed and agree upon any such additional testing to be performed, provided that any such additional testing shall in any event be funded solely by KRYPTON.

5.5 Not later than upon the initiation of the Pre-Scale-Up Activities, the Parties shall establish and mutually agree upon a manufacturing site, where the Bio-Batches referred to in Section 7.2 below required for the pivotal clinical studies will be produced and where the Final Product shall be manufactured for commercial use after FDA approval(s) for the Final Product have been granted.


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                                    ARTICLE 6
                        PRE-PIVOTAL PHARMACOKINETIC STUDY

6.1 Included as part of the Pre-Scale-Up Activities, KRYPTON shall at its own responsibility and its own cost, perform or have performed with a CRO selected by KRYPTON, a pre- pivotal pharmacokinetic study pursuant to this Article 6. (hereinafter referred to as "Pre- Pivotal Study"). Such Pre-Pivotal Study shall consist of *, to select the best of the Prototype Formulations for each dose strength to be used in the further development under this Agreement.

6.2 The Pre-Pivotal Study shall be performed in the United States of America. KRYPTON shall consult, review and mutually agree with GENTA JAGO on the design and final protocol of such Pre-Pivotal Study prior to initiating work with the selected CRO.

6.3 KRYPTON shall reimburse to GENTA JAGO * incurred by GENTA JAGO to cover its workload for preparation and consulting of such Pre-Pivotal Study. Such development costs shall be paid by KRYPTON * upon receipt by KRYPTON of an invoice from GENTA JAGO or Jago Pharma AG.

6.4 KRYPTON shall provide GENTA JAGO with a copy of the report detailling the results of the Pre-Pivotal Study within ten (10) days of its completion for GENTA JAGO's file. GENTA JAGO shall have no liability or responsibility whatsoever with resupect to such Pre-Pivotal Study, including without limitation, the performance or conduct of such Pre-Pivotal Study or the availability or quality of the results and data from such Pre-Pivotal Study to be carried out by KRYPTON and the CRO.

6.5 Upon completion of the Pre-Pivotal Study and availability of the results of such Pre- Pivotal Study, the Parties shall consult with each other on such results and mutually agree in writing upon the Prototype Formulation to be selected for further development under this Agreement. In the event that the results of the Pre-Pivotal Study are unsatisfactory in that it is not fully demonstrated to the good faith mutual satisfaction of the Parties that at least one of the Prototype Formulations meet the respective Specifications, KRYPTON may elect to abandon the development program and terminate this Agreement with respect to such Prototype Formulation by giving written notice to that effect to GENTA JAGO.


                                    ARTICLE 7
                               FURTHER ACTIVITIES

7.1      Technology Transfer

         Upon mutual agreement of the Prototype Formulation to be used for development as referred to in Section 6.5 above, GENTA JAGO shall be responsible for and initiate the technology transfer to, and perform the scale-up at, the manufacturing site mutually established and agreed upon by the Parties. GENTA JAGO agrees that such technology


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*        Confidential  treatment  requested.  The  redacted  material  has  been separately filed with the Commission.

         transfer, and in particular the aspects of scale-up and validation of the manufacturing process shall be carried out by GENTA JAGO on such equipment as shall eventually be used by KRYPTON or a third party to manufacture the Final Product. Upon completion of such scale-up, GENTA JAGO shall notify KRYPTON thereof in writing.

7.2      Production of Industrial Scale Batches

         Upon receipt by KRYPTON of GENTA JAGO's  notice  referred to in Section
         7.1 above, the Parties shall initiate the production of three (3) industrial scale batches (hereinafter "Bio-Batches") on such equipment as shall eventually be used KRYPTON or a third party to commercially manufacture the Final Product, based on the Prototype Formulation (the size of each Bio-Batch to be not less than the greater of (i) 10% (ten percent) of the anticipated initial commercial batch size, or (ii) 100,000 tablets), according to Current Good Manufacturing Practices, such Bio-Batches to be subsequently used for stability testing and pivotal clinical studies; provided however, that GENTA JAGO shall have the ultimate responsibility with respect of any and all technical aspects of such production of batches related to the technology transfer and the implementation of such technology in the manufacturing site.

7.3      Funding of Further Activities

         (a) Prior to the commencement of any activities under Sections 7.1 and 7.2 above GENTA JAGO shall submit to KRYPTON * for such further activities which * shall be reasonably acceptable to KRYPTON. KRYPTON shall refund GENTA JAGO's * reasonably incurred by GENTA JAGO under Sections 7.1 and 7.2 above, including but not limited to costs, expenses and fees paid to Jago Pharma and third party contractors, by the payment of non-refundable development fees. Such further development costs shall be refunded by KRYPTON * upon receipt by KRYPTON of an invoice from GENTA JAGO or Jago Pharma AG.

         (b) Furthermore, KRYPTON shall be responsible, at its own cost, for the supply of all raw material including, but not limited to, the Active Ingredients required or necessary for, and all additional costs and expenses whatsoever arising out of or in connection with, the production of the Bio-Batches described in Section 7.2 above and all other costs associated with the use of facilities, technology transfer, equipment and analytical services.

7.4      Stability Testing

         (a) KRYPTON shall be responsible for and perform or have performed at its own cost, the stability testing of the Final Product according to the then current requirements of the FDA in bulk packaging and in the final packaging materials. GENTA JAGO shall have no liability or responsibility whatsoever with respect to such stability testing, including without limitation, the performance or conduct of such


------------------

* Confidential treatment requested. The redacted material has been separately filed with the Commission.

                  stability testing or the availability or quality of the results and data from such stability testing to be carried out or requested by KRYPTON.

         (b) KRYPTON shall provide to GENTA JAGO with a copy of all stability testing data within thirty (30) days after the completion of each stability testing period (hereinafter referred to as the "Final Stability Testing Report") for GENTA JAGO's file.

         (c) GENTA JAGO agrees to provide additional technical assistance and consultation as may be reasonably requested by KRYPTON in connection with the stability testing of the Final Product. KRYPTON shall pay to GENTA JAGO for such services provided by GENTA JAGO's or Jago Pharma's personnel an amount of USD * or part thereof spent, and furthermore, KRYPTON shall reimburse GENTA JAGO for all reasonable and documented travel related expenses of GENTA JAGO personnel who travel at KRYPTON's request to locations remote from such personnel's usual working location.

7.5      Further Provisions

         In the event that KRYPTON and GENTA JAGO shall reasonably deem the results or data from any of the activities to be performed by either Party under this Article 7. with respect to any dose strength be unsatisfactory for any reason, the Parties may mutually agree to abandon the development program and terminate this Agreement with immediate effect.


                                    ARTICLE 8
                             PIVOTAL CLINICAL STUDY

8.1      Promptly  upon  completion  of the  further  activities  referred to in
         Article 7. above, KRYPTON shall, at its own responsibility and its own cost, sub-contract under confidentiality commitments comparable to the provisions set forth herein between GENTA JAGO and KRYPTON to an external qualified CRO of its choice, reasonably acceptable to GENTA JAGO, to perform and manage a series of pivotal clinical studies (hereinafter "Clinical Studies") in man required and/or necessary for any subsequent NDA or ANDA for the Final Product in accordance with the then current requirements of the FDA.

8.2 KRYPTON shall consult, review and agree with GENTA JAGO on the design and the final protocol of such Clinical Studies prior to initiating work with the selected subcontractor.

8.3 KRYPTON shall reimburse to GENTA JAGO * incurred by GENTA JAGO to cover its workload for preparation and consulting of such Clinical Studies. Such development costs shall be paid by KRYPTON * upon receipt by KRYPTON of an invoice from GENTA JAGO or Jago Pharma AG.


------------------
* Confidential treatment requested. The redacted material has been separately filed with the Commission.

8.4 KRYPTON shall provide GENTA JAGO with a copy of the report detailing the results of the Clinical Studies within ten (10) days of its completion for GENTA JAGO's file.

8.5 GENTA JAGO shall have no liability or responsibility whatsoever with respect to such Clinical Studies, including without limitation, the performance or conduct of such Clinical Studies or the availability or quality of the results and data from such Clinical Studies to be carried out or requested by KRYPTON.

8.6 In the event that the results of the Pivotal Clinical Studies are unsatisfactory in that it is not fully demonstrated to the good faith mutual satisfaction of KRYPTON and GENTA JAGO that the Prototype Formulation reasonably meets the respective Specifications, the Parties may mutually agree to abandon the development program and terminate this Agreement with respect to such dose strength.


                                    ARTICLE 9
                     THE REGULATORY (NDA OR ANDA) SUBMISSION

9.1 Upon completion of the Clinical Studies, KRYPTON may, at its option, elect to prepare and submit to the FDA an NDA or ANDA. KRYPTON shall notify GENTA JAGO of its election to exercise or not to exercise this option by giving written notice thereof to GENTA JAGO within thirty
         (30)  days  as of the  availability  of  the  results  of the  Clinical
         Studies.

9.2 In the event that KRYPTON elects pursuant to Section 9.1 above to make NDA or ANDA submission(s) to any Regulatory Authority with respect to a Final Product, KRYPTON shall have sole liability and responsibility for the prosecution, conduct and results of such NDA or ANDA and shall bear all costs in connection therewith. KRYPTON, at KRYPTON's option, may elect by written notice to GENTA JAGO prior to commencement of the technology transfer referred to in Section 7.1 above to have the NDA or ANDA dossier prepared on its behalf by a qualified third party acceptable to GENTA JAGO. KRYPTON shall be liable and responsible for any and all costs associated with such sub-contracting.

9.3 KRYPTON or its chosen sub-contractor shall consult with GENTA JAGO, and GENTA JAGO agrees to provide additional technical assistance and consultation as may be reasonably requested by KRYPTON or the chosen sub-contractor, in connection with the preparation and prosecution of any NDA or ANDA or with the preparation of the dossier to be submitted to the FDA. KRYPTON shall pay to GENTA JAGO for such services and consultation provided by GENTA JAGO's personnel an amount of USD * or any part thereof spent. Furthermore, KRYPTON shall reimburse GENTA JAGO for reasonable and documented travel-related expenses of GENTA JAGO personnel who travel at KRYPTON's request to the elected manufacturing facility(ies) or other locations remote from such personnel's usual working location.

                                   ARTICLE 10
                         PROPRIETARY RIGHTS AND PATENTS

10.1     Patents and Proprietary Rights of GENTA JAGO

         (a) The Licensor and GENTA JAGO, respectively, shall retain title to and ownership of Patents, Know-How and GEOMATRIX(R) Technology licensed to GENTA JAGO, including, but not limited to, any and all developments and inventions relating to Patents, Know-How and GEOMATRIX(R) Technology (hereinafter collectively referred to as "GENTA JAGO IPR").

         (b) KRYPTON shall not, directly or indirectly through its officers, directors, employees, agents, customers or other controlled or associated third parties, acquire any proprietary interest in or other right to GENTA JAGO IPR, other than provided in this Agreement.

         (c) GENTA JAGO shall use all commercially reasonable efforts, at its own cost, to cause the Licensor to prepare, prosecute and maintain all patent applications and patents constituting Patents, and shall keep KRYPTON fully and promptly informed on any developments or changes relating thereto. If the Licensor decides not to further prosecute any patent application constituting Patents, GENTA JAGO shall promptly inform KRYPTON of such decision in writing, and the Parties shall, upon KRYPTON's reasonable written request, meet with the Licensor to discuss any reasonable appropriate action. During the term of this Agreement, GENTA JAGO shall, at its sole cost, use all commercially reasonable efforts to cause the Licensor to take all steps necessary to maintain Patents to the extent GENTA JAGO deems commercially reasonable. If the Licensor decides not to maintain any patent constituting Patents, GENTA JAGO shall promptly inform KRYPTON of such decision in writing, and the Parties shall, upon KRYPTON's reasonable written request, meet with the Licensor to discuss any reasonable appropriate action. Notwithstanding the foregoing, KRYPTON acknowledges to GENTA JAGO that Licensor has the final authority regarding such preparation, prosecution and maintenance of all patent applications and patents.

10.2     Patents and Proprietary Rights for Final Products

         (a) KRYPTON shall retain title to and ownership of all developments, whether patentable or not, relating specifically and exclusively to the Final Products, provided that such developments are entirely independent of any and all GENTA JAGO IPR (hereinafter collectively referred to "Final Product IPR").

         (b) KRYPTON shall be responsible for and shall control, at its own cost, the preparation, prosecution and maintenance of all Final Product IPR and shall keep GENTA JAGO fully and promptly informed on any developments or changes relating thereto. During the term of this Agreement, KRYPTON shall, at its sole cost, take all steps necessary to prosecute and/or maintain all Final Product IPR to the extent KRYPTON deems commercially reasonable. If KRYPTON intends not to further prosecute and/or maintain any of the Final Product IPR, KRYPTON shall promptly inform GENTA JAGO of such intention in writing, and GENTA JAGO shall have the right and option, but not the obligation, to have transferred to it sole title to and ownership in such Final Product IPR free of any charge by giving respective written notice thereof to KRYPTON within thirty (30) days after GENTA JAGO's receipt of KRYPTON's notice referred to above.

         (c) In the event GENTA JAGO has and exercises its right and option referred to Section 10.2 (b) above to have transferred to it any such Final Product IPR, KRYPTON shall promptly undertake any and all steps required and/or necessary to transfer title to and ownership of such Final Product IPR to GENTA JAGO. In the event that GENTA JAGO exercises its option to have transferred such Final Product IPR from KRYPTON to GENTA JAGO, GENTA JAGO shall maintain such Final Product IPR during the term of this Agreement to the extent GENTA JAGO deems commercially reasonable and shall bear all cost associated therewith incurred after the date of GENTA JAGO's notice to KRYPTON exercising its option referred to in Section 10.2 (b) above. In such case, the Parties shall negotiate in good faith the terms and condition, under which such Final Product IPR transferred to GENTA JAGO shall be included in the License pursuant to Article 11. below.

10.3     Notification of Infringement

         (a) If KRYPTON becomes aware of (i) any product or activity of any kind that involves or may involve an infringement or violation of GENTA JAGO IPR or Final Product IPR or (ii) any third-party action, claim or dispute (including, but not limited to, actions for declaratory judgment alleging the invalidity or non- infringement) based upon or arising out of GENTA JAGO IPR or Final Product IPR, then KRYPTON shall promptly notify GENTA JAGO in writing of any such infringement, violation, action, claim or dispute.

         (b) If GENTA JAGO becomes aware of (i) any product or activity of any kind that involves or may involve an infringement or violation of GENTA JAGO IPR with respect to Final Products or of Final Product IPR; or (ii) any third-party action, claim or dispute (including, but not limited to, actions for declaratory judgment alleging the invalidity or non-infringement) based upon or arising out of GENTA JAGO IPR with respect to Final Products or of Final Product IPR, then GENTA JAGO shall promptly notify KRYPTON in writing of any such infringement, violation, action, claim or dispute.

10.4     Enforcement of GENTA JAGO IPR

         (a) GENTA JAGO, at its sole expense, shall have the right, but not the obligation, (i) to determine the appropriate course of action to enforce, or otherwise abate the infringement of, or defend third-party actions regarding, GENTA JAGO IPR, (ii) to take, or refrain from taking, appropriate action to enforce, or defend third-party actions regarding, GENTA JAGO IPR, (iii) to control any litigation or other enforcement action regarding GENTA JAGO IPR, and (iv) to enter into, or permit, the settlement of any such litigation or other enforcement action regarding GENTA JAGO IPR. GENTA JAGO shall keep KRYPTON informed on a regular basis on its taking or refraining from taking, and the development of, any of the foregoing actions, and shall consider, in good faith, the interests of KRYPTON under this Agreement when taking any of the foregoing actions, to the extent that any such action or such infringement may have an adverse effect on Final Product. KRYPTON shall, at its own cost, fully cooperate with GENTA JAGO in the planing and execution of any suit or other action to enforce, or defend third-party actions regarding, GENTA JAGO IPR as reasonably required or requested by GENTA JAGO.

         (b) If GENTA JAGO does not within one-hundred-twenty (120) days, or any shorter delay imposed by any applicable law or regulation or court or authority having jurisdiction, after receiving notice of any infringement or violation of GENTA JAGO IPR which may adversely affect Final Products, or of any third-party action, claim or dispute based upon or arising out of GENTA JAGO IPR which may adversely affect Final Products, commence or take an action to enforce, or otherwise abate such infringement, or defend against such third-party action, then the Parties shall, upon KRYPTON's written request, promptly meet to discuss any reasonable appropriate action with regard to such enforcement of GENTA JAGO IPR which may adversely affect Final Products, provided however, that KRYPTON is aware and acknowledges that in such case the Licensor will have the right to enforce any and all GENTA JAGO IPR pursuant to the License Agreements.

         (c) Subject to the right of the Licensor to control any suit or other action with regard to GENTA JAGO IPR as outlined in the preceding section, KRYPTON, upon its written request and at its sole expense, shall be made an additional, but not controlling party, in any such suit or other action where necessary to obtain complete relief regarding the subject infringement or violation.

10.5     Enforcement of Final Product IPR

         (a) KRYPTON, at its sole expense, shall have the right, but not the obligation, (i) to determine the appropriate course of action to enforce, or otherwise abate the infringement of, or defend third-party actions regarding, Final Product IPR, (ii) to take, or refrain from taking, appropriate action to enforce, or defend third-party actions regarding, Final Product IPR, (iii) to control any litigation or other enforcement action regarding Final Product IPR, and (iv) to enter into, or permit, the settlement of any such litigation or other enforcement action regarding Final Product IPR. Notwithstanding anything contained in the preceding sentence, KRYPTON shall not settle any suit or action or otherwise consent to an adverse judgment in such suit or action without the prior written consent of GENTA

                  JAGO, which consent shall not be withheld unreasonably. KRYPTON shall keep GENTA JAGO informed on a regular basis on its taking or refraining from taking, and the development of, any of the foregoing actions, and shall consider, in good faith, the interests of GENTA JAGO under this Agreement and in GENTA JAGO IPR, when taking any of the foregoing actions.

         (b) If KRYPTON does not, within one-hundred-and-twenty (120) days, or any shorter delay imposed by any applicable law or regulation or court or authority having jurisdiction, after receiving notice of any infringement or violation of Final Product IPR, or of any third-party action, claim or dispute based upon or arising out of Final Product IPR, commence or take an action to enforce, or otherwise abate such infringement, or defend against such third-party action, then GENTA JAGO shall have the right, but not the obligation, at its sole expense, to take and control such action as it deems appropriate to enforce, or abate the infringement of, or defend against such third-party action, regarding Final Product IPR. GENTA JAGO shall keep KRYPTON informed on a regular basis of any such action and consider, in good faith, the interests of KRYPTON under this Agreement when taking any of the foregoing actions. KRYPTON, upon its written request and at its sole expense, shall be made an additional, but not controlling party, in any such suit or other action controlled by GENTA JAGO where necessary to obtain complete relief regarding the subject infringement or violation.

10.6     Application of Monies Recovered

         Subject always to the right of the Licensor to control any suit or other action with regard to GENTA JAGO IPR as outlined in Section 10.4(c) and any right to receive any monies recovered therefrom as provided for in the License Agreements, all monies recovered upon the final judgment or settlement of any suit or other action under this Sections 10.4 or 10.5 shall be applied as follows:

         (i) to cover any and all costs and expenses (including attorney's fees) incurred by the Party controlling such suit or other action;

         (ii) to cover any and all costs and expenses (including attorney's fees) reasonably, or upon request of the controlling Party, incurred by the other Party in connection with such suit or other action, if any;

         (iii) the remainder, if any, to the Party controlling any such suit or other action.


                                   ARTICLE 11
                              SUB-LICENSE AGREEMENT

11.1 GENTA JAGO hereby grants to KRYPTON the exclusive and sublicenseable right and sub-license (hereinafter referred to as the "License") to use, manufacture, have manufactured, sell and market the Final Products in the Territory and to use the Patents,

         GEOMATRIX(R) Technology and Know How exclusively for that purpose subject to the payment of the * and the Royalties pursuant to Articles
         13. and 14. below.

11.2 The rights of KRYPTON to grant any sub-license in any part of the Territory shall be subject to the requirement that KRYPTON shall obtain the written approval of GENTA JAGO prior to executing any such sub-license agreement, which approval shall not unreasonably be withheld, provided however, that no such approval by GENTA JAGO shall be required for any sub-license to an Affiliate of KRYPTON .

11.3 In any event KRYPTON shall be responsible for any and all acts, deeds and undertakings of its permitted sub-licensee(s) and KRYPTON and its permitted sub-licensee(s) shall continue to be bound by all terms and provisions under this Agreement throughout its term. In case that KRYPTON sub-licenses rights and/or the License to any sub-licensee(s) approved by GENTA JAGO, such sub-licensee(s) shall agree in writing to any and all of KRYPTON's obligations and undertakings under this Agreement, including but not limited to its confidentiality obligations set forth hereinafter. Furthermore, KRYPTON undertakes that any and all sub-license agreements shall provide for inspection and audit provisions identical to the provisions set forth below in order to enable GENTA JAGO to control and audit and receive any and all fees and Royalties due as provided in this Agreement. KRYPTON shall provide GENTA JAGO promptly with reasonable appropriate information on its sub-licensee(s) and copies of all agreements with such sub- licensee(s) (with only the commercial terms may be redacted).


                                   ARTICLE 12
                       MANUFACTURING AND PRODUCT LIABILITY

12.1 In the event that KRYPTON, subject to Section 5.5 above, elects GENTA JAGO, and GENTA JAGO expressly agrees to such manufacture, or any of its Affiliates shall manufacture Final Products, then the Parties agree to enter into good faith negotiations on and to use commercially reasonable efforts to execute in due time a respective Manufacturing and Supply Agreement, according to which GENTA JAGO or its Affiliates shall undertake to manufacture and supply Final Products in sufficient quantities to meet KRYPTON's requirements, at a sale price for such Final Products manufactured equal to GENTA JAGO's * In the event and for such period of time, that GENTA JAGO or its Affiliate manufactures and supplies Final Product under such Manufacturing and Supply Agreement, the Royalty Rate referred to in Section 14.1 below shall be
         *

12.2 In the event that KRYPTON or any of its Affiliates or any third party is elected pursuant to Section 5.5 above to manufacture Final Product, then KRYPTON undertakes and agrees that at all times the Specifications and to any and all laws, rules and regulations imposed by any competent authority on the manufacturing, marketing, distribution and sale of Final Products are strictly adhered to by the manufacturer, and KRYPTON shall during the entire term of this Agreement be solely and fully liable and responsible for the compliance with all such laws, rules and regulations when manufacturing, having manufactured,


------------------
* Confidential treatment requested. The redacted material has been separately filed with the Commission.

         marketing, distributing and selling Final Products itself and/or through Affiliates or sub- licensee(s).

12.3 KRYPTON shall indemnify, defend and hold GENTA JAGO, its Affiliates and the Licensor harmless from and against any losses, claims, liabilities, costs and expenses (including reasonable attorney's fees) that may be imposed upon or asserted against GENTA JAGO and/or its Affiliates and/or the Licensor as a result of the marketing, distributing, manufacture, use or sale of Final Products by or on behalf of KRYPTON, its Affiliates, agents or sub-licensee(s), except for those claims, liabilities, costs and expenses arising from gross negligence or intentional misconduct on the part of GENTA JAGO, its Affiliates or the Licensor.


                                   ARTICLE 13
                        PAYMENTS AND OTHER CONSIDERATION

13.1 As consideration for GENTA JAGO's preliminary development efforts for the Prototype Formulation performed prior to the execution of this Agreement as referred to in Section 2.1 above, KRYPTON undertakes to pay to GENTA JAGO an initial *, payable upon execution of this Agreement.

13.2 As consideration for the License granted by GENTA JAGO to KRYPTON under this Agreement and in consideration of certain major development steps achieved hereunder, KRYPTON undertakes to pay to GENTA JAGO *:

         (a)      *  KRYPTON's  receipt of GENTA  JAGO's  notice  referred to in
                  Section 7.1 above; and

         (b)      *; and

         (c)      * for the Final Product; and

         (d)      * a for the Final Product.

13.3     The Parties agree that * as set forth in Section 14.4 below.


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*        Confidential  treatment  requested.  The  redacted  material  has  been separately filed with the Commission.

13.4 Unless otherwise agreed by the Parties in writing, all payments under this Article 13. shall be made in United States Dollars and to such place or account as GENTA JAGO reasonably requests from time to time in writing.


                                   ARTICLE 14
                                    ROYALTIES

14.1 During a period commencing upon the first commercial sale of Final Product in each country of the Territory and ending upon the earlier of
         (i) the fifteenth (15th) anniversary of the first commercial sale of Final Product in such country of the Territory, and (ii) the expiration of the last of the Patents covering Final Product in such country of the Territory (hereinafter referred to as the "Royalty Term"), and in further consideration of the License granted to KRYPTON by GENTA JAGO, KRYPTON shall pay to GENTA JAGO a royalty (hereinafter referred to as the "Royalty") of * of the Final Product in the Territory.

14.2 The Parties agree that * shall be applicable for the first time on sales of such Final Product in such country of the Territory after the beginning of the calendar quarter immediately following the first commercial sale of such Competitive Product.

14.3 Royalties shall be payable on a quarterly basis. KRYPTON shall remit to GENTA JAGO within six (6) weeks after the end of each calendar quarter the amount of Royalty due with respect to Net Sales and/or Gross Margin, as the case may be, achieved in the preceding quarter, beginning with the calendar quarter in which the first commercial sale of the Final Product is made in any country of the Territory. KRYPTON shall deliver to GENTA JAGO, along with such remittance of Royalty payments, a detailed statement (hereinafter referred to as the "Royalty Report") of the Net Sales and/or Gross Margin, as the case may be, of the Final Product on a country-by-country basis to which the Royalty payment relates.

14.4 All Royalty Reports shall be prepared in accordance with generally accepted accounting principles consistently applied from applicable period to period and shall be certified by an officer of KRYPTON as being so prepared, true, accurate and correct.


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*        Confidential  treatment  requested.  The  redacted  material  has  been separately filed with the Commission.

14.5 In recognition of the * by KRYPTON to GENTA JAGO prior to the commercial sale of the Final Products, the amount of Royalty payments due to GENTA JAGO under Article 14.2 above with respect to each calendar quarter shall be * until such time as the aggregate amount of
         *

14.6 Unless otherwise agreed by the Parties in writing, payments of Royalties shall be made in United States Dollars and to such place or account as GENTA JAGO reasonably requests from time to time in writing. Any conversions into United States Dollars from the currency in which the corresponding Net Sales and/or Gross Margin for such Royalties were made, are to be calculated as using the average closing buying rate for such currency quoted in the continental terms method of quoting exchange rates (local currency per USD 1) published in the Wall Street Journal on the last business day of the applicable reporting period covered by such Royalty Report.


                                   ARTICLE 15
                              INSPECTION AND AUDIT

15.1 During the term of this Agreement and during a period of twelve (12) months after its expiration or termination for any reason, upon the written request of GENTA JAGO and not more than once each calendar year, KRYPTON shall permit an independent certified public accountant of internationally recognized standing selected by GENTA JAGO, at GENTA JAGO's expense, to have access during regular business hours to such of the records of KRYPTON and its Affiliates as may be reasonably necessary to verify the accuracy of the Royalty Reports for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to GENTA JAGO only whether the Royalty Reports and records of KRYPTON and its Affiliates and the amount of Royalties actually paid are correct or not and the specific details concerning any discrepancies; no other information shall be shared. The Parties agree to accept such written audit report as final and binding upon them.

15.2 If such independent accounting firm correctly concludes that additional Royalties were owed during any such period audited, KRYPTON shall pay such additional Royalties within ten (10) days of the date GENTA JAGO delivers to KRYPTON such accounting firm's written report so concluding. The fees and expenses charged by such accounting firm with respect to such audit shall be paid by GENTA JAGO; provided however, if any such audit correctly discloses that Royalties payable by KRYPTON for the audited period are *, then KRYPTON shall pay all reasonable fees and expenses charged by such accounting firm with respect to such audit.


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*        Confidential  treatment  requested.  The  redacted  material  has  been separately filed with the Commission.

15.3     GENTA  JAGO shall  treat all  financial  information  subject to review
         under  this   Article   15.  as   confidential   and   subject  to  the
         confidentiality obligations in Article 16. below.


                                   ARTICLE 16
                                 CONFIDENTIALITY

16.1 Confidential Information. KRYPTON shall maintain in confidence all Know-How and other information of GENTA JAGO (including samples) disclosed by GENTA JAGO and identified as, or acknowledged to be, confidential (the "Confidential Information"), and shall not use, disclose or grant the use of the Confidential Information except on a need- to-know basis to its directors, officers, employees, agents, consultants, clinical investigators or other permitted contractors, to the extent such disclosure is reasonably necessary in connection with KRYPTON's activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, KRYPTON hereto shall obtain agreement in writing of any such person to hold in confidence and not make use of the Confidential Information for any purpose other than those authorized by this Agreement. KRYPTON shall notify GENTA JAGO promptly upon the discovery of the unauthorized use or disclosure of the Confidential Information.

16.2 Permitted Disclosures. The obligations of confidentiality and non-use contained in Section 16.1 above shall not apply to the extent that (a) KRYPTON (i) is required to disclose information by law, regulation or order of a governmental agency or a court of competent jurisdiction, or (ii) is required to disclose information to any governmental agency for purposes of obtaining approval to test or market Final Product, provided in each case that KRYPTON shall give GENTA JAGO written notice thereof and sufficient opportunity to object to any disclosure or to request confidential treatment thereof, or (b) KRYPTON can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to it, or thereafter became public knowledge,  other  than  as  a  result  of  actions  of  KRYPTON,  its directors, officers and employees in violation hereof; (ii) the disclosed information was rightfully known by KRYPTON (as shown by its written records) prior to the date of disclosure to it by GENTA JAGO hereunder; (iii) the disclosed information was disclosed to KRYPTON on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to GENTA JAGO or the Licensor; or (iv) the disclosed information was independently developed by KRYPTON without the use of Confidential Information disclosed by GENTA JAGO.

16.3 Terms of this Agreement. Except as otherwise provided in Section 16.2 above, neither Party shall disclose any terms or conditions of this Agreement to any third party (other than the Licensor) without the prior consent of the other Party. Notwithstanding the foregoing, prior to the execution of this Agreement, the Parties shall agree upon the substance of information that can be used to describe the terms of this transaction, and the Parties may disclose such information only without the other Party's consent. Notwithstanding the foregoing, prior to the execution of the Agreement, the Parties shall agree upon the substance of information that can be used to describe the terms of this transaction, and the Parties may disclose such information without the other Party's consent.

16.4     Term of  Confidentiality.  The  confidentiality  obligations under this
         Article 16 shall be effective during the term of this Agreement and for a period of ten (10) years after the expiration or earlier termination hereof.

16.5 Injunctive Remedies. GENTA JAGO shall be entitled to injunctive remedies and relief against KRYPTON and its Affiliates and any third parties for any breach or threatened breach of the confidentiality obligations under this Article 16.

16.6 Damages. In the event of a breach of the confidentiality provisions under this Article 16 by KRYPTON, its Affiliates or its directors, officers, employees or any other person who were given access to the Confidential Information by KRYPTON, GENTA JAGO shall be entitled to receive from KRYPTON any and all actual costs and damages caused by such breach.

16.7 Public Announcements. Neither Party shall make any press releases or other public announcements or disclosures regarding the execution and the existence of this Agreement or any activities conducted hereunder, including development results, filings and registrations, without the prior written consent of the other Party, except for such public disclosure as may be necessary in the opinion of any party's legal advisor in order not to be in violation of or default under any applicable law, regulation or governmental order, in such later event the party having an obligation to disclose shall submit to the other party a draft of the required announcement and shall give the other party the opportunity to request reasonable amendments and modifications of such required announcement..


                                   ARTICLE 17
                              TERM AND TERMINATION

17.1     Term and Expiration

         (a) This Agreement shall expire on a country-by-country basis upon the expiration of the Royalty Term.

         (b) Upon the expiration of this Agreement in each country of the Territory pursuant to Section 17.1 (a) above and payment of all fees, including but not limited to the *, and all Royalties and other payments by KRYPTON due GENTA JAGO under this Agreement, the License shall be deemed to be a perpetual, fully paid-up and royalty-free license for such Final Product and each such country of the Territory.

17.2     Termination Prior to Registration


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*        Confidential  treatment  requested.  The  redacted  material  has  been separately filed with the Commission.

         During the development, test, study and registration phases as specified in Articles 3. through 8. above, and until the first successful registration approval of any Final Product by any Regulatory Authority, this Agreement may be terminated in accordance with the provisions set forth in Sections 3.6, 4.6, 6.5, 7.5 and 8.6 above.

17.3     Termination for Cause

         During the entire term of this Agreement either Party may terminate this Agreement by giving to the other Party written notice to that effect, if any of the following events occur:

         (a) the other Party is in default or in breach of a term or provision hereof and such default or breach continues and is not remedied within thirty (30) days upon the other Party's written request to remedy such default or breach; or

         (b)      the  other  Party  shall   commit  a  breach  of  any  of  the
                  confidentiality provisions of Article 16. above; or

         (c) the other Party goes into liquidation, voluntarily or otherwise, other than for the sole purpose of reorganization, or goes into bankruptcy or makes an assignment for the benefit of creditors, or in the event of a receiver being appointed of the other Party's property or parts thereof.

17.4     Effect of Termination

         (a)      If KRYPTON elects to so terminate the Agreement  under Section
                  17.2 above prior to filing of the ANDA in the United States, then: (i) such termination shall be without penalty or liability to KRYPTON; (ii) all rights and licenses granted by GENTA JAGO hereunder shall revert to GENTA JAGO with respect to such country(ies) so terminated, (iii) KRYPTON be relieved of any payments that are scheduled or may be made in the future under this Agreement, (iv) KRYPTON shall return to GENTA JAGO all materials, documentation, information, data and other things furnished by GENTA JAGO in connection with this Agreement, including without limitation any and all Confidential Information, together with all copies thereof in KRYPTON's possession or under its control, (v) all Registrations pertaining to the marketing of the Product shall be transferred to and be owned by GENTA JAGO as to the affected country(ies) and the data generated under this Agreement shall be provided to and thereafter may be freely used by GENTA JAGO to develop, manufacture and market the Product; and (vi) GENTA JAGO and its Affiliates shall thereafter be entitled to exercise such rights as they may have under their own license agreements to make, have made, use or sell the Product in the country(ies) so terminated without compensation or obligation to KRYPTON; provided, that the foregoing rights under (iv) and (vi) shall not create or imply any right or license under any patent rights, copyright rights, trademarks or trade names, know-how, or other intellectual property rights owned or controlled by KRYPTON or its Affiliates.

         (b) If KRYPTON elects to so terminate this Agreement subsequent to the filing of the ANDA in the United States, then: (i) such termination shall be without penalty or liability to KRYPTON;
                  (ii) all rights and licenses granted by GENTA JAGO hereunder shall revert to GENTA JAGO with respect to such country(ies) so terminated; (iii) KRYPTON shall be relieved of any payments that are scheduled or may be made in the future under this Agreement, (iv) KRYPTON shall return to GENTA JAGO all materials, documentation, information, data and other things furnished by GENTA JAGO in connection with this Agreement, including without limitation any and all Confidential Information, together with all copies thereof in KRYPTON's possession or under its control, (v) GENTA JAGO and its Affiliates shall thereafter be entitled to make, have made, use or sell the Product in the country(ies) so terminated (and, provided, that the foregoing shall not create or imply any right or license under any patent rights, copyright rights, trademarks or trade names, know-how, or other intellectual property rights owned or controlled by KRYPTON or its Affiliates); (vi) all Registrations pertaining to the Product shall be transferred to and be owned by GENTA JAGO as to the affected country(ies) and the data generated hereunder shall be provided to and thereafter may be freely used by GENTA JAGO to develop, manufacture and market the Product; and
                  (vii) GENTA JAGO shall pay to KRYPTON the same royalty, which shall be paid in the same manner and subject to the same terms and conditions as would otherwise have applied to KRYPTON, as KRYPTON would otherwise have paid (absent such termination) hereunder to GENTA JAGO on Net Sales (or on the Gross Margin of such Net Sales, as the case may be) of the Product in the country(ies) to which such termination applies (with such royalty to be paid by GENTA JAGO and its Affiliates in each such country until expiration of the Royalty Term in each such country), until such time as the royalties paid to KRYPTON equal the aggregate amount that had been paid by KRYPTON to GENTA JAGO prior to such termination under the Sections 3.5, 4.3, 5.2, 6.3, 7.3,8.3, 9.2 and 13., at which time the royalty rate then prevailing on Net Sales (or on the Gross Margin of such Net Sales, as the case may be) in the United States shall be reduced by two percent (2 %) (but shall not be reduced for sales outside the United States).

         (c) Otherwise the termination of this Agreement shall be without prejudice to any rights and obligations of either Party accrued prior to the effective date of termination. KRYPTON shall forthwith make all payments due and outstanding to GENTA JAGO at the date of termination. Except as explicitly otherwise stated in this Agreement, GENTA JAGO shall not be obligated to refund upon termination of this Agreement to KRYPTON any payments, including without limitation the *, made by KRYPTON to GENTA JAGO prior to such termination pursuant to the provisions of this Agreement.

         (d) The termination of this Agreement pursuant to Section 17.3 above by either Party shall not limit remedies which may be otherwise available in law or equity to either Party.


------------------

* Confidential treatment requested. The redacted material has been separately filed with the Commission.

17.5     Early Termination of the License Agreements

         (a) In the event that the License Agreements are terminated prior to the expiration of the last to expire of the Patents licensed to GENTA JAGO in the Territory, then the License granted hereunder to KRYPTON shall also terminate upon KRYPTON's receipt of the respective termination notice from the Licensor. KRYPTON may give written notice to the Licensor of KRYPTON's desire to continue the License granted under this Agreement within sixty (60) days as of KRYPTON's receipt of the Licensor's notice referred to above.

         (b) In the event that KRYPTON timely notifies the Licensor of its desire to continue the License granted under this Agreement, the Licensor shall have the right, at its sole discretion, to elect to assume in writing within sixty (60) days upon the Licensor's receipt of KRYPTON's notice any and all rights of GENTA JAGO under this Agreement and to promptly cure all defaults of GENTA JAGO under this Agreement, if any.

         (c) In the event that the Licensor does not timely gives notice to KRYPTON and cures all of GENTA JAGO's defaults hereunder pursuant to Section 17.5(b) above, then KRYPTON shall promptly assume in writing any and all rights and obligations of GENTA JAGO under the License Agreements with the Licensor, but with regard to the rights encompassed by the License granted hereunder only, and promptly cure all defaults of GENTA JAGO under the License Agreements with regard to the rights encompassed by the License granted hereunder only, if any.

         (d) Notwithstanding anything contained in this Section 17.5, no action taken by the Licensor and/or KRYPTON to continue or not to continue the License shall relieve GENTA JAGO from any liability for any uncured defaults under this Agreement or the License Agreements, and such action by the Licensor and/or KRYPTON shall be without prejudice to any other rights or remedies the Licensor and/or KRYPTON may have in law or equity.


                                   ARTICLE 18
                                   WARRANTIES

18.1     GENTA  JAGO  shall  carry  out and  undertake  the  studies  and  tests specified in this Agreement in a careful and diligent manner. GENTA JAGO agrees to carefully choose, instruct and supervise any employees, officers, Affiliates or third parties to be chosen by GENTA JAGO pursuant to this Agreement, who are involved with the tests and studies. Nothing in this Agreement shall be construed as a representation made, or warranty given, by GENTA JAGO that any development performed by or for GENTA JAGO under this Agreement will be successful in whole or in part, or that any product, including Final Product, which may be developed, will be successful in the commercial marketplace. Furthermore, GENTA JAGO makes no representation or warranty, express or implied, with respect to GEOMATRIX(R) Technology and/or Know-How, including without limitation, any warranty of completeness, accuracy, merchantability or fitness for a particular purpose thereof.

18.2 GENTA JAGO represents and warrants that it has all rights regarding Patents, GEOMATRIX(R)Technology and Know-How necessary to grant the License hereunder. Notwithstanding the preceding sentence, GENTA JAGO does not assume any responsibility and makes no warranty that the performance of this Agreement and any product developed hereunder, including Prototype Formulation(s) and Final Products, do not infringe any third party's patents, patent applications or other intellectual property rights. Notwithstanding the preceding sentence, GENTA JAGO represents and warrants that, as of the effective date of this
         Agreement, it is not aware and has not knowledge of any such infringement of any third party rights. If, however, during the course of this Agreement either Party discovers that the Prototype Formulation(s) and/or the Final Products infringe or may infringe any third party's intellectual property rights, it shall promptly inform the other Party thereof and the Parties shall meet to discuss the course of action to be taken with regard thereto.

18.3 Nothing in this Agreement shall be construed as a representation made, or warranty given by GENTA JAGO that any patent will issue based upon any pending patent application encompassed by the term Patents, and that any patent encompassed by the term Patents which issues will be valid or enforceable.

18.4 GENTA JAGO assumes no liability or responsibility for any damages caused to KRYPTON, third parties, animals and/or the environment by the manufacturing, marketing or use of the Prototype Formulations or Final Products or the active ingredient contained therein, except to the extent that any of the above are attributable to the gross negligence or willful misconduct of GENTA JAGO in performing its obligations hereunder.

18.5 Subject to the specific representations and warranties given and specific disclaimers of representations and warranties included in this
         Article 18, and further subject to anything to the contrary contained in this Agreement, either Party shall, as to third parties, be indemnified and held harmless by the other Party from and against any and all losses, liabilities and damages arising from any claim, action or other proceeding by any third party relating to any acts or omissions of the other Party, its directors, officers, employees or agents, or the gross negligence or willful misconduct of such other Party, its directors, officers, employees or agents in performing any of its obligations under this Agreement.

18.6 Any liability, warranty and undertaking contained herein shall be limited to the payment by either Party for direct damages to the other Party and in any event, neither Party shall be liable to the other Party for any special, indirect, punitive or consequential damages and/or loss of profits or anticipated profits, respectively.

18.7 KRYPTON shall, at its own expense, purchase from an insurance company of its choice and shall maintain during the entire term of this Agreement an appropriate and customary policy of general liability and product liability insurance covering its responsibilities regarding Prototype Formulation(s) and Final Products developed, manufactured, marketed and sold under this Agreement and the Active Ingredient contained therein and the use thereof. Upon request, KRYPTON shall provide GENTA JAGO with evidence that such insurances are existing and are maintained.


                                   ARTICLE 19
                            MISCELLANEOUS PROVISIONS

19.1 Entire Agreement: The terms, covenants, conditions and provisions contained in this Agreement, including its Appendices referred to herein, constitute the total and complete agreement of the Parties and supersede all prior understandings and agreements hereto made, and there are no other representations, understandings or agreements relating to the subject matter hereof. The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the written consent of both of the Parties to this Agreement.

19.2 Assignment: This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligation hereunder be assigned or transferred by either Party, other than to an Affiliate of such Party, without the consent of the other Party; provided however, that either Party may, without such consent, assign this Agreement and its rights and obligations
         hereunder  in  connection   with  the  transfer  or  sale  of  all  or
         substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction; and provided further that GENTA JAGO may without the consent of KRYPTON assign any and all of its rights and obligations hereunder to the Licensor and/or any of the Licensor's Affiliates. Any permitted assignee shall assume all obligations of its assignor under this Agreement or under the respective rights or obligations actually assigned.

19.3 Successors: This Agreement and all rights hereunder shall ensure to the benefit of all successors and assigns of both Parties.

19.4 Notices: Any consent, notice or report required or permitted to be given or made under this Agreement by one Party to the other shall be in English and in writing, delivered personally or by courier service or by facsimile (promptly confirmed by personal delivery or courier service) addressed to the other Party at its address indicated below, or to such other address as shall have been notified in writing to the sending Party by the receiving party from time to time, and shall take effect upon receipt by the addressee.

         IF TO KRYPTON:                     KRYPTON LTD.
                                            East Wing, Second Level
                                            Hadfield House
                                            Library Street
                                            Gibraltar
                                            attn.: PRESIDENT

         WITH COPIES TO:                    SKYEPHARMA PLC
                                            105 Piccadilly
                                            London W1V 9FN, England
                                            attn.: COMPANY SECRETARY

         AND:                               RINDERKNECHT GLAUS & STADELHOFER
                                            Beethovenstrasse 7
                                            P.O. Box 4451
                                            CH-8022 Zurich, Switzerland
                                            attn.: DR. THOMAS M. RINDERKNECHT

         IF TO GENTA JAGO:                  GENTA JAGO Technologies B.V.
                                            Swiss Branch
                                            Grundstrasse 12
                                            CH-6343 Rotkreuz, Switzerland
                                            attn.: MANAGEMENT COMMITTEE

         WITH COPIES TO:                    RINDERKNECHT GLAUS & STADELHOFER
                                            Beethovenstrasse 7
                                            8002 Zurich, Switzerland
                                            attn.: DR. THOMAS M. RINDERKNECHT

         AND:                               PILLSBURY MADISON & SUTRO LLP
                                            235 Montgomery Street, 15th Floor
                                            San Francisco, CA 94104, U.S.A.
                                            attn.: THOMAS E. SPARKS, JR., ESQ.

19.5 Independent Contractors: It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party to do so.

19.6 Severability: Each Party hereby acknowledges that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

19.7 Force Majeure: Neither Party hereto shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party hereto.

19.8 Interest: In the event any amount due and payable under this Agreement is not paid by the due date, then the Party owing such amount shall pay to the creditor, without being requested by the other Party, interest on the total outstanding amount at the rate equal to the London Interbank Offered Rate ("LIBOR"), as published in the Wall Street Journal (Europe) on the date that such payment falls due, increased by three percent (3%), in United States Dollars and adjusted on the first day of every calendar quarter.

19.9 Headings: The titles and headings used in this Agreement are intended for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

19.10 Waiver: The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

19.11    Counterparts:   This   Agreement   may  be  executed  in  two  or  more
         counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                                   ARTICLE 20
                       DISPUTE RESOLUTION AND ARBITRATION

20.1 In the event of any dispute arising between the Parties concerning this Agreement, GENTA JAGO and KRYPTON agree that in the first place they shall meet for good faith discussions in an attempt to negotiate an amicable solution.

20.2 Any dispute arising between the Parties out of or in connection with this Agreement, or the interpretation, breach or enforcement thereof, which cannot be amicably resolved pursuant to Section 20.1 above within two (2) months as from the first appearance of such dispute, shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to all of the other Parties. Any arbitration hereunder shall be conducted under the Rules of Conciliation and Arbitration of the International Chamber of Commerce. Any such arbitration shall be conducted in the English language by a panel of three (3) arbitrators appointed in accordance with such rules, and shall be held in PARIS, FRANCE. The arbitrators shall have the authority to grant specific performance, and to allocate among the parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award so rendered and an order of enforcement, as the case may be. Whether a claim, dispute or other matter in question would be barred by the applicable statute of limitations, which also shall apply to any arbitration under this section, shall be determined by binding arbitration pursuant to this section.

20.3 Notwithstanding anything contained in this Article 20, either Party may seek preliminary or injunctive measures or relief in any competent court having jurisdiction.


                                   ARTICLE 21
                                 APPLICABLE LAW

The Parties hereto agree that this Agreement, all transactions executed hereunder and all relationships between the Parties in connection therewith shall be construed under and be governed by the laws of Switzerland without reference to the conflict of law principals thereof, and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the 31st day of October 1996.


GENTA JAGO TECHNOLOGIES B.V.




/s/ Thomas H. Adams                                     /s/ Jacques Gonella
-------------------                                     -------------------
by:  Dr. Thomas H. Adams                                by:  Dr. Jacques Gonella
its:  Managing Director                                 its:  Managing Director



KRYPTON LTD.



/s/
-------------------
by:
its:

The Licensor, Jagotec AG, hereby agrees to be bound by the obligations contained in Section 17.5 of this Agreement.

JAGOTEC AG



/s/ Jacques Gonella                                      /s/
-------------------                                      -------------------
by:                                                      by:
its:                                                     its